Exhibit 10.26

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 1st day of January, 2005, by and among Huttig Texas Limited Partnership, a Texas limited partnership (“Buyer”) wholly owned by Huttig Building Materials, Inc., a Delaware corporation, and Huttig Texas Holdings, Inc., a Delaware corporation, Texas Wholesale Building Materials, Ltd., a Texas limited partnership (the “Partnership”) and successor in interest to Texas Wholesale Building Materials, Inc., a Texas corporation converted into a limited partnership effective as of December 1, 2004 (the “Corporation” and, together with the Partnership, “Seller”), and Joe Cornett (“Cornett”), a partner owning a majority of the partnership interests of the Partnership. Buyer, Seller and Cornett are each referred to herein as a “Party” and together as the “Parties”. Capitalized terms are defined in Article 1.

RECITALS

A. Buyer desires to purchase from Seller, on the following terms and conditions, the Purchased Assets and to assume from Seller the Assumed Liabilities, on the following terms and conditions; and

B. Seller and Cornett desire to sell to Buyer the Purchased Assets and to assign to Buyer the Assumed Liabilities, on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1.

1.1 “Accounts Receivable” has the meaning set forth in Section 3.8.

1.2 “Action” has the meaning set forth in Section 3.11.

1.3 “Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Agreement” means this Asset Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Disclosure Letter and all Schedules and Exhibits hereto.

1.5 “Assigned Leases” means the Leases for the Facilities located in Farmer’s Branch, Texas, and Tulsa, Oklahoma.

1.6 “Assumed Contracts” means only those Contracts of Seller listed on Schedule 1.6.

1.7 “Assumed Liabilities” means (i) all Liabilities of Seller set forth on the Closing Balance Sheet, (ii) Liabilities of Seller set forth in the Disclosure Letter under an express statement (that Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities so disclosed; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (a) the Excluded Liabilities or (b) Liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law or environmental matter, including without limitation those arising under Environmental Laws.

1.8 “Business” means the business of the wholesale distribution of building materials to independent retail lumberyards and framing yards, one-step door shops, national accounts and roofing contractors, as such business is conducted or planned by Seller on the date hereof.

1.9 “Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of Texas, United States of America.

1.10 “Buyer” has the meaning set forth in the first paragraph hereof.

1.11 “Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

1.12 “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

1.13 “Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

1.14 “Closing Date” means January 10, 2005, or such other date as the Parties may mutually agree upon in writing.

1.15 “Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder, as amended from time to time.

1.16 “Contract” means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, open purchase order, or offer, written or oral, express or implied, to which Seller is a party or by which it or any of its assets is bound.

1.17 “Cornett” has the meaning set forth in the first paragraph hereof.

1.18 “Disclosure Letter” means the letter from Seller to Buyer, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representation and warranties made, and the listings of information provided, by Seller.

1.19 “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m. Central Standard time on January 1, 2005.

1.20 “Employees” means the individuals listed on Exhibit A, an updated version of which shall be provided by Seller to Buyer at least three (3) Business Days prior to the Closing, who as of the date of this Agreement are and, as updated as of the Effective Time, will be all the employees of Seller who are primarily employed in the Business.

1.21 “Employment Agreements” means the employment agreements between Buyer and each of Cornett and Craig Lott in the forms of Exhibit B-1 and Exhibit B-2, respectively, attached hereto.

1.22 “Environmental Law” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act, 29U.S.C. §653 et seq.), and the regulations promulgated pursuant thereto, as amended from time to time.

1.23 “Environmental Permits” means all permits, registrations, approvals, licenses and filings to any Government or other authority required by or made by or on behalf of the Business under or pursuant to any Environmental Law.

1.24 “Environmental Property” means any assets, personal property or real property currently or previously owned, leased, operated or used by Seller.

1.25 “EPA” means the United States Environmental Protection Agency.

1.26 “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.

1.27 “Excluded Assets” means:

(a) the charter, certificate of limited partnership, qualifications to conduct business as a foreign corporation or limited partnership, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller formerly as a corporation and currently as a limited partnership;

(b) tax losses and tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all federal Income Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Effective Time, including interest thereon, whether or not the foregoing is derived from the Business, and copies of all federal Income Tax Returns and records of Seller;

(c) rights of Seller and Cornett under this Agreement and the Related Agreements;

(d) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries, set forth in Schedule 1.27(d);

(e) except as expressly set forth herein, all assets of any Plan;

(f) all legal and beneficial interest in the share capital, equity interest or assets not related primarily to the Business; and

(g) any legal or beneficial interest in the assets listed on Schedule 1.27(g), notwithstanding the fact that such assets are related primarily to the Business.

1.28 “Excluded Liabilities” means all Liabilities of Seller other than the Assumed Liabilities and Liabilities for which Buyer expressly has responsibility pursuant to the terms of this Agreement, such Excluded Liabilities to include without limitation:

(a) Liabilities resulting from any claims, Actions, suits, proceedings, arbitrations, product claims or litigation relating to or resulting from, actions or omissions of Seller prior to Closing;

(b) Liabilities under Seller’s line of credit with Bank One, N.A. (or any other obligation or debt to any financial institution, including any overdraft thereon);

(c) Liabilities related to the Plans (other than as specified in Section 2.5(c)) and other employee matters to be retained by Seller as provided in Article 5 of this Agreement;

(d) Liabilities of Seller arising prior to or after the Effective Time to the extent such Liabilities are not related to, or do not arise out of, the operation of the Business or the ownership or use of the Purchased Assets; and

(e) Liabilities of Seller related to federal Income Tax for the Seller or the equity owners of Seller for the tax year ending December 31, 2004 and all prior tax years.

1.29 “Facilities” means the facilities of the Business at the addresses listed on Exhibit C.

1.30 “Financial Statements” means the (a) audited balance sheets of Seller as of December 31, 2001, 2002 and 2003; (b) the unaudited balance sheet of Seller as of September 30, 2004; (c) the related audited and unaudited statements of income, changes in stockholders equity and cash flows for the periods then ended; (d) the Closing Balance Sheet and the income statement delivered pursuant to Section 2.4(a); and (e) together, as to all the foregoing, with any notes or schedules thereto.

1.31 “GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are applied consistently throughout the periods involved.

1.32 “Government” means the United States of America, any other nation or state, any U.S. State, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

1.33 “Hazardous Materials” means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law, including but not limited to radon, urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

1.34 “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

1.35 “IRCA” means the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder, as amended from time to time.

1.36 “IRS” means the United States Internal Revenue Service.

1.37 “Indemnified Losses” has the meaning set forth in Section 8.2.

1.38 “Indemnified Party” has the meaning set forth in Section 8.4.

1.39 “Indemnifying Party” has the meaning set forth in Section 8.4.

1.40 “Intellectual Property” means all intellectual property, including but not limited to: patents, trademarks, service marks, trade names, domain names, corporate names, copyrights, and proprietary rights in copyrighted works; registrations thereof and applications therefor; derivatives, continuations, continuations-in-part, extensions, reissues and renewals thereof; inventions (whether or not patentable), trade secrets and know-how; and any other proprietary rights in software (in any form, including source code and object code), data, discoveries, processes, flow charts, documentation, prospect lists, customer lists, projections, analyses, and market studies.

This definition does not include non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other intellectual property generally made available for purchase or use by the industry or the public.

1.41 “Knowledge” or “knowledge” means (i) the actual awareness of a particular fact or (ii) imputed awareness of a particular fact that reasonably should have been known by an officer or partner of Seller. The words “know,” “knowing” and “known” shall be construed accordingly.

1.42 “Law” means any statute, law, ordinance, decree, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

1.43 “Leased Real Property” has the meaning set forth in Section 3.12(b).

1.44 “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

1.45 “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, easement, restriction or other encumbrance.

1.46 “Losses” has the meaning set forth in Section 8.2.

1.47 “Material Adverse Effect” means a material adverse effect on the assets, business, prospects, financial condition or results of operations of the Business taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the industries in which Seller operates generally, or (iii) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement.

1.48 “Material Contracts” has the meaning set forth in Section 3.19(a).

1.49 [Intentionally Omitted]

1.50 “Non-Compete Agreements” has the meaning set forth in Section 6.5(d).

1.51 “Non-Income Taxes” means any Taxes other than Income Taxes.

1.52 “Order” means an order, writ, injunction, or decree of any court or Government.

1.53 “Ordinary Course” means, with respect to the Business of Seller, only the ordinary course of commercial operations customarily engaged in by Seller consistent with industry norms or Seller’s prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of Seller, all or substantially all of its assets or of any product line or business unit of Seller, (ii) involving modification or adoption of any Plan or (iii) which requires approval by the partners of Seller, or (b) the incurrence of any Liability for any tort or any breach or violation of or default under any Contract or Law.

1.54 “Party” has the meaning set forth in the first paragraph hereof.

1.55 “PBGC” means the Pension Benefit Guaranty Corporation.

1.56 “Pension Plan” means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).

1.57 “Permitted Liens” means, collectively, (a) Liens that are disclosed in the Disclosure Letter, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, and (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, which an accurate survey of the property would reveal.

1.58 “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

1.59 “Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, or incentive plan; (b) welfare or “fringe” benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any “employee benefit plan” as defined in ERISA Section 3(3), (together “Plans” and each item thereunder a “Plan”).

1.60 “Pre-Closing Periods” has the meaning set forth in Section 2.5(c).

1.61 “Prepaid Expenses” means all payments made and deposits with suppliers for inventory, goods and services used in the conduct of the Business which have not been delivered to the Business.

1.62 “Purchased Assets” means all the assets, properties and rights, real, personal or mixed, tangible or intangible, wherever located, which are owned or held by Seller as of the Closing Date, including all assets, properties and rights reflected on the Financial Statements (except to the extent disposed of or decreased in the Ordinary Course since the date thereof) and, except as expressly provided otherwise herein, and shall include all assets, properties and rights owned or held by Seller and described in the following clauses (a) through (v):

(a) cash and cash equivalents, including without limitation any and all cash held in respect of or designated in accordance with Seller’s past practice for use in applying rebates from customers and suppliers;

(b) accounts and notes receivable and other rights to payment from customers and suppliers of Seller and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing;

(c) inventory, including raw materials, packaging supplies, spare parts, work-in-process or finished goods, whether stored at a Seller location or stored at a third-party location or in transit to Seller;

(d) tangible personal property, including equipment, machinery, vehicles, furniture, fixtures, computers and related hardware, supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(e) the Assigned Leases and leasehold interests in personal property, including any prepaid rent, security deposits and options to renew or purchase in connection therewith;

(f) Seller’s rights pursuant to the Assumed Contracts, including; purchase commitments, rights under purchase orders, contract commitments or sales contracts;

(g) tax losses and tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes (other than federal Income Taxes), to the extent attributable to any Pre-Closing Period or Straddle Period, including interest thereon, whether or not the foregoing is derived from the Business, and copies of all Tax Returns and records of Seller (other than federal Income Tax Returns and records);

(h) Intellectual Property;

(i) product registrations (and applications therefor) granted to Seller by or pending with any governmental authority in any particular country to market any product of Seller, to the extent transferable;

(j) governmental authorizations, including permits, licenses, certificates, consents, variances, approvals, environmental permits or authorizations of any supranational, national, federal, state or local judicial, legislative, executive, administrative or regulatory authority relating primarily to and required in the operation of the Business as it is currently conducted, to the extent transferable;

(k) the databases and software programs (including, source code, object code, machine code, firmware, and the like), and user manuals, documentation, instruction manuals, and the like, owned by Seller, or used, leased by or licensed to Seller and used, or being developed for use, primarily in the Business to the extent transferable;

(l) records and data, whether in hard copy, electronic or magnetic format or otherwise, including copies of all accounting and operating ledgers, asset ledgers, inventory records, budgets, customer lists, customer credit information, supplier lists, technical data, employee files, sales literature, research and development reports, referral sources, service and warranty records, correspondence, computer printouts, books, notes, files, and all other accounting and operating records and other graphic or electronically stored operating and financial information;

(m) the goodwill of the Business;

(n) all advertising, marketing, sales, creative and promotional materials;

(o) interests in any joint venture or partnership;

(p) causes of action, judgments, claims and demands against third parties, whether known or unknown;

(q) rights associated with any liability to be assumed by Buyer under this Agreement;

(r) restrictive covenants and other obligations of present and former employees of Seller;

(s) deposits, Prepaid Expenses and rights to refunds;

(t) all warranties and all claims in respect of deposits, prepayments and refunds and rights of set off against third parties that relate primarily to the Purchased Assets;

(u) insurance benefits, including rights and proceeds, and insurance policies, if any, with third parties held in the name of Seller, to the extent assignable to Buyer except for such benefits and policies set forth in Schedule 1.27(d); and

(v) all other assets set forth on Schedule 1.62(v) .

1.63 “Purchase Price” has the meaning set forth in Section 2.2.

1.64 “Real Property” means the Leased Real Property.

1.65 “Related Agreements” means the Employment Agreement and the Non-Compete Agreements.

1.66 “Seller Indemnified Persons” has the meaning set forth in Section 8.3.

1.67 “Seller” has the meaning set forth in the first paragraph hereof.

1.68 “Straddle Period” has the meaning set forth in Section 2.5(c).

1.69 “Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other Government charges of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.70 “Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by Seller in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

1.71 “Third Person” has the meaning set forth in Section 8.5.

1.72 “Third-Person Claim” has the meaning set forth in Section 8.5.

1.73 “Transferred Employee” has the meaning set forth in Section 5.3(a).

1.74 “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of Treasury.

ARTICLE 2

PURCHASE AND SALE OF THE BUSINESS

2.1 Transfer of Assets and Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets. Notwithstanding any provision in this Agreement to the contrary, the Excluded Assets are excluded from the Purchased Assets and shall remain the property of Seller after the Closing.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, Buyer shall assume and discharge when and as due only the Assumed Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Excluded Liabilities are excluded from the Assumed Liabilities and shall remain the responsibility and obligation of Seller after the Closing

2.2 Consideration. The consideration that Buyer shall pay to Seller for the Purchased Assets, the obligations of Seller under Article 5, and other rights of Buyer hereunder shall be $15,000,000.00 (the “Purchase Price”).

2.3 Closing. The Closing shall take place at 9:00 a.m. on the Closing Date, effective as of the Effective Time, at the offices of the Pearce Law Firm or at such other place as the Parties may agree in writing. At Closing, Seller shall deliver or cause to be delivered to Buyer the documents identified in Article 6, and Buyer shall deliver to Seller, by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.3, the Purchase Price, and the documents identified in Article 7.

2.4 Closing Balance Sheet and Income Statement.

(a) Closing Financial Statements. On or prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer an unaudited balance sheet of Seller as of December 31, 2004 (the “Closing Balance Sheet”) and an unaudited statement of income for the year ended December 31, 2004.

(b) Review of Closing Financial Statements. Seller shall permit Buyer to review promptly upon request all accounting records, work papers and computations used by Seller in the preparation of Financial Statements to be delivered pursuant to Section 2.4(a).

2.5 Taxes; Allocation of Purchase Price.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Seller, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

(c) Seller shall be responsible for preparing and filing all Tax Returns of Seller for any taxable year or period ending on or before the Effective Time that are required to be filed after the Effective Time (“Pre-Closing Periods”). Such Tax Returns will be prepared in a manner consistent with prior Tax Returns of Seller to the extent permitted by applicable Law. Buyer shall have the right to review and approve all Tax Returns (other than Income Tax Returns) with respect to any Pre-Closing Period. Except as may be otherwise permitted by applicable Law, for any Tax Return for a taxable period commencing prior to the Effective Time and ending after the Effective Time (a “Straddle Period”), Buyer shall be responsible for preparing and filing such Straddle Period Tax Returns, subject to Seller’s reasonable review and approval. All Taxes (other than Income Taxes) for Pre-Closing Periods and for any Straddle Period shall be payable by Buyer or remitted to Seller for payment with any Tax Returns required to be filed by Seller.

(d) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 2.5. Any Tax audit or other Tax proceeding that gives rise to a Loss subject to indemnification pursuant to Article 8 shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 8 of this Agreement.

(e) The Purchase Price of the Business shall be allocated as set forth on Schedule 2.5. The Buyer and Seller hereby agree and acknowledge that such allocation shall be made in accordance with Section 1060 of the Code and the regulations thereunder, and agree to report such allocation for all Tax purposes in a consistent manner and take no position contrary thereto.

2.6 Completion of Transfers.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities, shall, regardless of when legal title thereto shall be transferred to Buyer, pass to Buyer at Closing as of the Effective Time. All operations of the Business shall be for the account of Seller up to the Effective Time and shall be for the account of Buyer thereafter. In the event legal title to any of the Purchased Assets or the Assumed Liabilities is not transferred at Closing, Seller shall hold such Purchased Assets or Assumed Liabilities as nominee for Buyer until completion of such transfers.

(b) In the event that the legal interest in any of the Purchased Assets or the Assumed Liabilities to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred or conveyed hereunder as of the Closing Date because any waiting or notice period has not expired or any consents or approvals required for such sale, assignment, transfer or conveyance have not been obtained or waived, then the legal interest in such Purchased Assets or Assumed Liabilities shall not be sold, assigned, transferred or conveyed unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained. In such event, Seller shall at its expense, and Buyer shall at its expense, use reasonable efforts to cooperate in obtaining such consents, approvals or waivers as may be necessary to complete such transfers as soon as practicable. Notwithstanding the forgoing, to the extent a landlord or lessor, under a Material Contract, requires any reasonable administrative, processing, expediting or legal fees to be paid in connection with obtaining the consents or approvals for assignment required under this Agreement, Seller shall pay any such fee. Except as set forth in Schedule 6.2, the failure of Seller to obtain any required consents or approvals prior to Closing shall not affect Buyer’s obligations to close under this Agreement or to pay, or cause to be paid, the Purchase Price. Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased

Assets or the Assumed Liabilities which, as a matter of law or by the terms of any legally binding contract, engagement or commitment to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

(c) Pending the assignments, conveyances and transfers referred to in paragraph (b), Seller shall hold any such non-assigned, non-conveyed and non-transferred Purchased Assets or Assumed Liabilities for the benefit and at the risk of Buyer and shall cooperate with Buyer in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyer.

(d) Buyer shall bear all costs and expenses associated with the assignment to Buyer, and the recordation by Buyer, of the Intellectual Property Rights.

2.7 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND CORNETT

Seller and Cornett hereby make the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing and the transactions contemplated hereby to the extent set forth herein.

3.1 Existence and Power.

(a) Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas, and Seller has delivered to Buyer true, complete and correct copies of its certificate of limited partnership and limited partnership agreement, as currently in effect. Texas Wholesale Building Materials, Inc., the predecessor in interest to Seller, was validly and effectively converted into a limited partnership, the Seller, upon the filing of the Articles of Conversion with the Texas Secretary of State effective as of December 1, 2004. TWBM Partners, GP, the limited partner of Seller, is a general partnership duly organized and validly existing under the laws of the State of Texas. TWBM Management Company, LLC, the general partner of Seller, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Seller has all requisite power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Seller is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where such license or qualification is required, except for jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Seller has the full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3.2 Valid and Enforceable Agreement; Authorization; Non-contravention.

(a) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Seller.

(c) Except as set forth in Section 3.2(c) of the Disclosure Letter, Seller is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution, delivery or performance by Seller of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Section 3.2(c) of the Disclosure Letter, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or any of the Related Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any Lien against Seller or any of its properties or assets.

3.3 Capitalization, Ownership and Subsidiaries.

(a) The partnership interests of Seller and the names, addresses and holdings of the record holders thereof are set forth in Section 3.3(a) of the Disclosure Letter. Such partnership interests constitute the only issued and outstanding partnership interests of Seller. Except for Buyer’s rights pursuant to this Agreement and except as set forth in Section 3.3 of the Disclosure Letter, (i) there are no issued and outstanding (A) securities of Seller, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of Seller, and (ii) Seller is not subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire any of its securities.

(b) Except as set forth in Section 3.3 of the Disclosure Letter, Seller does not have any subsidiaries and Seller does not directly or indirectly own or have any capital stock or other equity interest in any Person.

3.4 Financial Statements. Attached as Section 3.4 of the Disclosure Letter are the Financial Statements. The Financial Statements were derived from the books and records of Seller and (i) present fairly the financial position and results of operations of Seller at the dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP; provided, however, that the Financial Statements as of and for the periods ended September 30, 2004 and December 31, 2004 are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

3.5 Events Subsequent to December 31, 2003. Since December 31, 2003, except as set forth in Section 3.5 of the Disclosure Letter, there has been no:

(a) change in the business or condition (financial or otherwise), operations, results of operations or prospects of Seller other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

(b) damage, destruction or loss, whether covered by insurance or not, materially affecting the tangible assets of Seller;

(c) loss or threatened loss of customer accounts of Seller, provided that, for purposes of this Section 3.5(c), “threatened loss” shall not include negotiation of terms of sale in the Ordinary Course;

(d) material adverse change in Seller’s relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third parties which are material to Seller;

(e) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of Seller;

(f) sale or direct or indirect redemption, purchase or other acquisition of securities of Seller;

(g) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, partner, director, officer, or agent of Seller, or any benefits granted under any Plan with or for the benefit of any such employee, shareholder, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course with respect to employees other than those who are shareholders, partners, officers or directors;

(h) transaction entered into or carried out by Seller in connection with the Business, other than in the Ordinary Course or as contemplated by this Agreement;

(i) borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of Seller,

any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of Seller other than in the Ordinary Course;

(j) change made with respect to Seller in its Tax or financial accounting or any Tax election;

(k) grant of any Lien with respect to the Purchased Assets;

(l) transfer of any assets of Seller, other than (i) arm’s-length sales, leases, or dispositions in the Ordinary Course and (ii) sales of products to Seller’s employees consistent with past practice and in an aggregate amount not to exceed $15,000;

(m) modification or termination of any material Contract or any material term thereof except in the Ordinary Course;

(n) lease or acquisition of any capital assets by Seller except in the Ordinary Course;

(o) loan or advance by Seller to any director, officer, employee or third party; or

(p) commitment or agreement by Seller to do any of the foregoing items (e) through (o).

3.6 Undisclosed Liabilities. To Seller’s Knowledge, Seller does not have any Liabilities whatsoever, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no basis for any claim against Seller for any such Liability, except:

(a) as set forth as a liability on the Financial Statements or in Section 3.5 or 3.6 of the Disclosure Letter;

(b) as incurred in the Ordinary Course since the date of the most recent Financial Statements, none of which has had or may reasonably be expected to have a Material Adverse Effect; or

(c) for, to the extent such Liability arose in the Ordinary Course and is not otherwise required to be set forth in a schedule hereto, performance and payment obligations (but not liabilities for breach or violation) lawfully incurred under arm’s-length Contracts for goods or services, none of which reasonably would be expected to have a Material Adverse Effect.

3.7 Taxes. Except as set forth in Section 3.7 of the Disclosure Letter:

(a) Seller has filed, or caused to be filed, on a timely basis all Tax Returns, and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). Seller has not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and Seller has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

(b) Section 3.7 of the Disclosure Letter lists all Tax Returns for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes due and owing by Seller (whether or not reflected on any Tax Return) have been timely and fully paid and there are no grounds for the assertion or assessment of additional Taxes against Seller or its assets.

(d) Seller has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or any similar provision under foreign Law.

(e) Seller has filed or caused to be filed with the appropriate governmental entity all unclaimed property reports required to be filed and has remitted to the appropriate governmental entity all unclaimed property required to be remitted.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of Seller.

(g) Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h) Seller (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(i) Seller is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(j) Seller has not conducted business outside the States of Texas, Oklahoma and Louisiana in a manner that would subject it to the income tax of a state other than Texas, Oklahoma or Louisiana. Seller does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or a presence in a foreign country that could subject Seller to income tax in such foreign country.

(k) No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller.

(l) Seller has not received from any federal, state, local or foreign Tax authority (including jurisdictions where Seller has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Seller.

(m) Seller has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n) True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to Seller for any of the last three years with the IRS (or any taxing authority) have been delivered to Buyer.

(o) Seller is not a party to any agreement, Contract, arrangement or plan that has resulted or would result in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of foreign, state, or local Law.

(p) None of the assets of Seller is property that Seller is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(q) None of the assets of Seller has been financed with or directly or indirectly secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Seller is not a borrower or guarantor of any outstanding industrial revenue bonds, and is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(r) None of the assets of Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(s) Seller is not, and never has been, a United States real property holding company within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(t) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

3.8 Accounts Receivable. Set forth in Section 3.8 of the Disclosure Letter is a list of all the accounts receivable of Seller and an aging schedule related thereto, as of December 31, 2004. Such accounts receivable, together with any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”), are (to the extent not yet paid in full) valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. Seller has no knowledge of, and Seller has received no notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable. Seller has no knowledge of any reason the Accounts Receivable will not be fully collectible. No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable.

3.9 Inventories; Consignment. Except as set forth in Section 3.9 of the Disclosure Letter, the inventory held by Seller at any location consists of a quantity and quality usable and salable in the Ordinary Course, is not physically damaged, previously used, obsolete, discontinued, “old” or “excess” (as defined below), is merchantable and fit for its intended use, is in compliance with all applicable Law, whether domestic or foreign, and is in conformity with all applicable product registrations and specifications, subject only to the reserve, if any, for inventory write-down set forth on the Financial Statements. Except as set forth in Section 3.9 of the Disclosure Letter, Seller does not hold any inventory or materials on consignment or have title to any inventory or materials in the possession of others. As used in this Agreement, “excess” inventory shall mean (A) with respect to products in existence more than 24 months, the amount of inventory in excess of a 24-month supply based on actual sales of such products over the preceding 12 months, (B) with respect to products introduced within the last 24 months, the amount of such inventory in excess of a 24-month supply based upon the forecasted sales for such products during the six months following the Closing, which forecast has been prepared by Seller in a commercially reasonable manner, and (C) with respect to special order items, the amount of such items that either have not been sold within 60 days of their receipt or have been returned by customers of Seller. As used in this Agreement, “old” inventory shall mean any SKU of inventory which has had no movement for more than twelve (12) months.

3.10 No Breach of Law or Governing Document. Except as set forth in Section 3.10 of the Disclosure Letter, Seller is not in default under or in breach or violation of any Law or the provisions of any material Government permit, franchise or license, or any provision of its certificate of limited partnership or its limited partnership agreement. Except as set forth in Section 3.10 of the Disclosure Letter, Seller has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation.

3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Letter, (a) there is no, and for the previous five years there has not been any material suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an “Action”) pending or, to Seller’s knowledge, threatened, anticipated or contemplated against Seller or involving the Business, any of its property, or any of its shareholders, partners, directors, officers, agents, or other personnel in their capacity as such which would have a Material Adverse Effect, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; (b) Seller is not and has not been subject to any Order other than Orders of general applicability which would not have a Material Adverse Effect; and (c) Seller has not been subject to or, to Seller’s knowledge, threatened to be subject to, and Seller does not have Knowledge of any grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by Seller.

3.12 Owned and Leased Real Property.

(a) Seller does not own any real property.

(b) Set forth in Section 3.12(b) of the Disclosure Letter is a description of each lease (including without limitation the monthly lease payments and lease term) under which Seller is the lessee of any real property (the “Leased Real Property”). Seller has made available to Buyer a true, correct and complete copy of each lease identified in Section 3.12(b) of the Disclosure Letter. The premises or property described in such leases are presently occupied or used by Seller as lessee under the terms of such leases. Except as set forth in Section 3.12(b) of the Disclosure Letter, all rentals due under such leases have been paid and there exists no default by Seller or, to Seller’s knowledge, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by Seller or, to Seller’s knowledge, by any other party to such leases, or prevent Seller from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth in Section 3.12(b) of the Disclosure Letter, Seller has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

(c) All improvements located on, and the use presently being made of, the Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law and the same use thereof by Buyer following Closing will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Real Property does not constitute a non-conforming use and is not subject to a variance, although Seller does have a permit for outdoor storage. To Seller’s Knowledge, there is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would adversely affect the Business of Seller.

(d) At and after the Closing, Buyer shall have the right to maintain or use such Real Property, including the space, facilities or appurtenances outside the building lines, whether on, over or under the ground, and to conduct such activities thereon as maintained, used or conducted by Seller on the date hereof and such right is not subject to revocation, unless Buyer fails to comply with the terms of the respective leases on the Leased Real Property. At and after the Closing, Buyer shall have all rights, easements and agreements necessary for the use and maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Real Property. No proceeding is pending or, to Seller’s knowledge, threatened which could adversely affect the zoning classification of the Real Property.

(e) There is no unpaid property Tax (except Taxes not yet due and payable), nor is there any levy or assessment against the Real Property (except for Liens relating to Taxes not yet due and payable), nor is there pending or, to Seller’s knowledge, threatened any condemnation proceeding against the Real Property or any portion thereof. No part of any improvements on the Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Real Property.

(f) Except as set forth in Section 3.12 of the Disclosure Letter, to Seller’s knowledge, there is no condition affecting the Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

3.13 Title to Assets. Except as set forth in Section 3.13 of the Disclosure Letter and with respect to leases set forth in Section 3.12 and Section 3.14 of the Disclosure Letter, Seller has good and marketable title to and is the sole and exclusive owner of all right title and interest in and to all of the property used by it or necessary to conduct its Business, including in each case all personal property reflected on the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens, leases, options, covenants, conditions, agreements, claims, restrictions and other encumbrances of every kind, and there exists no restriction on the use or transfer of such property except for Permitted Liens.

3.14 Personal Property Leases. Seller is not the lessor of any personal property. Set forth in Section 3.14 of the Disclosure Letter is a description of each lease (including without limitation the monthly lease payments, lease term and description of the personal property) under which Seller is the lessee of any personal property included in the Purchased Assets and the location of such property. Seller has made available to Buyer a true, correct and complete copy of each lease identified in Section 3.14 of the Disclosure Letter. The property described in such leases is presently used by Seller as lessee under the terms of such leases. Except as set forth in Section 3.14 of the Disclosure Letter, all rentals due under such leases have been paid and there exists no default by Seller or, to Seller’s knowledge, by any other party to such leases under the terms thereof and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by Seller or, to Seller’s knowledge by any other party to such leases, or prevent Seller from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth in Section 3.14 of the Disclosure Letter, Seller has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

3.15 Necessary Property. The assets owned or leased by Seller constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by Seller. There exists no condition, restriction or reservation affecting the title to or utility of such assets of Seller which would prevent Seller or Buyer from utilizing such assets, or any part thereof, after the Closing to the same full extent that Seller might continue to do so if the transactions contemplated hereby did not take place.

3.16 Use and Condition of Property; Location. Except as set forth in Section 3.16 of the Disclosure Letter, all the assets of Seller are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for their use as presently conducted or planned by Seller, and conform to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by Seller except such as have been fully complied with. Except as set forth in Section 3.16 of the Disclosure Letter, no property or assets of Seller, other than inventory, are in the possession of others and Seller does not hold more than $25,000 of property on consignment. All of the tangible property of Seller has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

3.17 Licenses and Permits. Except as set forth in Section 3.17 of the Disclosure Letter, Seller possesses all licenses, permits and other authorizations and approvals required for the conduct of the Business, and each such license or permit is valid and in full force and effect and upon Closing Buyer will have all right and authority to conduct its activities pursuant to such licenses and permits. Seller is in compliance in all material respects with such licenses and permits. No such license or permit has been, or to Seller’s Knowledge is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such license or permit.

3.18 Environmental Matters.

(a) Except as set forth in Section 3.18 of the Disclosure Letter, all Environmental Property, all current or, to the Knowledge of Seller, previous conditions on and uses of the Environmental Property, and all current or previous ownership or operation by Seller and, to Seller’s Knowledge, by prior owners (other than Affiliates of Seller) of the Environmental Property (including without limitation transportation and disposal of Hazardous Materials by or for Seller) comply and have at all times complied with, and do not cause, have not caused, and will not cause liability to be incurred by Seller under any Environmental Law. Seller is not in violation of and has not violated any Environmental Law.

(b) Except as set forth in Section 3.18 of the Disclosure Letter, Seller has obtained and is in compliance with all necessary Environmental Permits, and no deficiencies have been asserted by any Government or authority with respect to such items.

(c) Except as set forth in Section 3.18 of the Disclosure Letter, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any Hazardous Materials, which has resulted in contamination in excess of applicable federal, state or local limits or could require remediation under any Environmental Law.

(d) Seller is not a treatment storage disposal facility as defined under the Resource Conservation and Recovery Act. Except as set forth in Section 3.18 of the Disclosure Letter, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced or treated at, upon or from the Environmental Property, or (ii) asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks on or beneath the Environmental Property.

(e) Except in the Ordinary Course, no expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business on the Environmental Property in a manner consistent with the current operation thereof by Seller.

(f) Except as set forth in Section 3.18 of the Disclosure Letter, there never has been pending or, to Seller’s knowledge, threatened against Seller or to Seller’s knowledge, any other Person to the extent that such other Person from time to time has owned, leased, occupied or conducted operations on the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to an Environmental Permit or an Environmental Law.

(g) Except as set forth in Section 3.18 of the Disclosure Letter, Seller has not transported or arranged for the transportation of any Hazardous Materials to any location which is: (i) listed on, or proposed for listing on, the EPA’s National Priorities List published at 40 CFR Part 300 or on any similar state list; or (ii) the subject of any regulatory action which may lead to claims against Seller for damages to natural resources, personal injury, clean-up costs or clean-up work.

(h) Except as set forth in Section 3.18 of the Disclosure Letter, neither Seller, nor to the Seller’s Knowledge any other Person to the extent that such other Person from time to time has owned, leased, occupied or conducted operations on the Environmental Property, has ever received from any Person any notice of, or has any knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permit in connection with the operations on the Environmental Property; or (iii) give rise to any Liability, loss or expense, or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Environmental Property or Seller, based on or related to an Environmental Permit or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

3.19 Contracts and Commitments.

(a) Except as set forth in Section 3.19(a) of the Disclosure Letter, Seller is not a party to or otherwise obligated under any of the following Contracts (“Material Contracts”), whether written or oral:

(i) any Contract providing for the sale of products or the provision of services, with a term in excess of one (1) year, by Seller to any other Person, other than such Contracts that provide for payments, in the aggregate of less than $10,000;

(ii) any Contract (or group of related Contracts) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services, the performance of which will extend over a period of more than 1 year, or involve consideration in excess of $50,000;

(iii) any Contract providing for an expenditure by Seller for the purchase or sale of real property;

(iv) any Contract, bid or offer to sell products or to provide services to third parties which (A) Seller knows is at a price which would result in a net loss on the sale of such products or provision of such services or (B) contains terms or conditions which Seller cannot reasonably expect to satisfy or fulfill in all material respects;

(v) any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of Seller or at a price in excess of the current reasonable market price at the time of such commitment;

(vi) any Contract pursuant to which Seller is the lessor or sublessor of, or permits any third party to operate, any real or personal property;

(vii) any revocable or irrevocable power of attorney granted to any Person, for any purpose whatsoever;

(viii) any loan or financing agreement, capitalized lease arrangement (other than as set forth in Section 3.14 of the Disclosure Letter), indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement;

(ix) any arrangement or other agreement which involves (i) a sharing of profits or (ii) any joint venture, partnership or similar agreement or arrangement;

(x) any sales agency, sales representation, consultant, distributorship or franchise agreement that is not terminable without penalty within 60 days;

(xi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(xii) any collective bargaining agreement;

(xiii) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(xiv) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of Seller or a substantial portion of its assets;

(xv) any Contract prohibiting competition, prohibiting Seller from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information;

(xvi) any Contract or commitment not made in the Ordinary Course, including without limitation any Contract pursuant to which Seller has acquired or disposed of, or has agreed to acquire or dispose of, any securities, business unit, product line or the like; or

(xvii) any other Contract under which the consequences of a default or termination could have a Material Adverse Effect.

(b) Seller has not received any notice of any intention to terminate, repudiate or disclaim any Material Contract.

3.20 Validity of Contracts. Each of the Material Contracts is a valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, the other parties thereto, in accordance with its terms and conditions, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general equitable principles. Except as indicated in Section 3.20 of the Disclosure Letter, (x) Seller is not, (y) to the extent it would create a current or future liability of Buyer and/or Seller, Seller has not been, and (z) to Seller’s knowledge, no other party to a Material Contract is, in material breach or violation of or default under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any obligation of Seller or any other party thereto, or the creation of a Lien upon any assets of Seller, or require any consent thereunder. Seller has made available to Buyer a true, complete and accurate copy of each Material Contract.

3.21 Intellectual Property. Section 3.21 of the Disclosure Letter sets forth the registered Intellectual Property of Seller and accurately identifies, where applicable, one or more of the following for each item of registered Intellectual Property: filing date, issue date, classification of invention or goods or services covered, country of origin, licensor, license date and licensed subject matter. Except as set forth in Section 3.21 of the Disclosure Letter:

(a) Seller is the sole and exclusive owner of, and has the unrestricted right to use, the Intellectual Property, free and clear of all Liens, and all such items are valid and subsisting;

(b) The Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for the operation of Seller as presently conducted and as proposed to be conducted;

(c) There has been no claim made or, to Seller’s knowledge, threatened, against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property or challenging Seller’s right to use or ownership of any of the Intellectual Property, and there are no valid grounds for any such claim or challenge;

(d) No loss of any of the Intellectual Property is pending, reasonably foreseeable or, to Seller’s knowledge, threatened;

(e) The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish Seller’s rights in and to any of the Intellectual Property;

(f) Seller has not given indemnification to any third party in connection with any item of Intellectual Property;

(g) Except as set forth in Section 3.21 of the Disclosure Letter, there exists no restriction on Seller’s use of the Intellectual Property, or on the transfer of any rights of Seller in and to any of the Intellectual Property;

(h) Seller has the right to use each item of Intellectual Property without obligations to third parties except as disclosed in Section 3.21 of the Disclosure Letter;

(i) The conduct of the Business and operations of Seller and the ownership, assembly, purchase, sale, marketing, licensing and use of Seller’s products do not contravene, conflict with, violate or infringe upon any patent, trademark, service mark, copyright or other intellectual property right of a third party or the terms of any license with respect thereto, and no proprietary information or trade secret has been misappropriated by Seller from any third party; and

(j) The Intellectual Property and Seller’s products are not subject to a current claim of infringement, interference or unfair competition or other claim and, to Seller’s knowledge, the Intellectual Property is not being infringed upon or violated by any third party.

3.22 Insurance. Seller has at all times since January 1, 2004 maintained insurance as required by Law or under any Contract to which Seller is or has been a party, including without limitation general comprehensive liability, unemployment and workers’ compensation coverage. Section 3.22 of the Disclosure Letter sets forth the insurance maintained by Seller, together with the amount of coverage for each policy, the premium due dates and the dates of last payment and clearly indicates which of such insurance policies are claims-made policies and which of such policies are occurrence-based policies. To Seller’s Knowledge, the policies described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and Seller is not in default with respect to any of its obligations under any of such insurance policies.

3.23 Employees, Officers, Partners, Directors and Consultants.

(a) Section 3.23(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name, job title, current compensation paid or payable, any change in compensation since January 1, 2004, and vacation accrued.

(b) Set forth in Section 3.23(b) of the Disclosure Letter is a list of: (i) all current partners of Seller, (ii) all current officers (with office held) of Seller, (iii) all current paid consultants to Seller, and (iv) all retirees and terminated employees of Seller for whom Seller has any benefits responsibility or other continuing or contingent obligation, together with the current rate of compensation and benefits (if any) payable, and paid vacation time owing, to such person and any incentive or bonus payments.

(c) Except as set forth in Section 3.23(c) of the Disclosure Letter, Seller is not indebted to any partner, shareholder, director, officer, employee or agent of Seller, except for amounts due as normal salaries, wages, employee benefits and bonuses, and in reimbursement of ordinary expenses on a current basis, as set forth in Sections 3.23(a) and (b) of the Disclosure Letter.

(d) Except as set forth in Section 3.23(d) of the Disclosure Letter, no partner, officer, director, employee or consultant of Seller is indebted to Seller except for advances for ordinary business expenses on a basis consistent with past practices.

(e) All payments to agents, consultants and others made by Seller have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments. All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or payment obligations. Seller has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided as of the Closing Date. Such compensation and perquisites have been properly and accurately reflected in the Financial Statements, records or Government filings of Seller, to the extent required by Law.

(f) Except as set forth in Section 3.23(f) of the Disclosure Letter, no former or current employee or current or former officer, director or partner of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer, director or partner and any other Person that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee, officer, director or partner of Seller, or (ii) the ability of Seller or Buyer to conduct the Business. To Seller’s knowledge, no director, officer, partner or other current and active employee of Seller intends to terminate his or her employment with Seller.

3.24 Bank Accounts of Seller. Set forth in Section 3.24 of the Disclosure Letter is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by Seller, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

3.25 Transactions with Related Persons; Affiliates. Except as set forth in Section 3.25 of the Disclosure Letter, Seller has no Affiliates. Except as set forth in Section 3.25 of the Disclosure Letter, Seller has no Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, Seller or any Affiliate of Seller. Except as set forth in Section 3.25 of the Disclosure Letter, neither Seller nor any director, officer, or Affiliate of Seller has any financial interest, direct or indirect, in any supplier or customer of, or other business which has any transactions or other business relationship with, Seller.

3.26 Labor Matters. Except as set forth in Section 3.26 of the Disclosure Letter:

(a) Seller is not a party to or bound by any collective bargaining, works council, union representation or similar agreement or arrangement;

(b) There is no controversy existing, pending or, to Seller’s Knowledge, threatened with any association or union or collective bargaining representative of the employees of Seller;

(c) There is no charge or complaint relating to unfair labor practices pending against Seller, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to Seller’s Knowledge, threatened against Seller;

(d) Seller is not engaging and has not engaged in any unfair labor practice;

(e) To Seller’s Knowledge, no right of representation exists respecting the employees of Seller;

(f) No collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to the employees of Seller;

(g) No current or former employee of Seller has any claim against Seller on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or of the employee’s period of service with Seller, or (iv) any violation of any Law relating to minimum wages or maximum hours of work;

(h) No claim has been made that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law concerning employment rights or in relation to any alleged discrimination actionable under any Law or for any other Liability accruing from the termination or variation of any contract of employment or for services, nor is Seller aware that any such claim has been threatened or is pending;

(i) There is no contract of service in force between Seller and any of its partners, directors, officers or employees which is not terminable by Seller without compensation on less than three months’ notice given at any time or which provides for compensation specifically in connection with the transactions contemplated by this Agreement. There are no consultancy or management services agreements in existence between Seller and any other Person;

(j) With respect to each person employed by Seller, (i) Seller hired such person in compliance with the IRCA; and (ii) Seller has complied with all recordkeeping and other regulatory requirements under IRCA; and

(k) Seller has complied with any and all obligations arising under the Worker Adjustment and Retraining Notification Act.

3.27 Employee Benefit Matters.

(a) Disclosure. Set forth in Section 3.27(a) of the Disclosure Letter is a complete list of all of the Plans of Seller.

(b) Valid Obligations. Each Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder.

(c) Compliance with Applicable Law. Except as set forth in Section 3.27(c) of the Disclosure Letter, to Seller’s Knowledge, each Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated and maintained in compliance with its terms, and Seller has no direct or indirect Liability under the requirements provided by any and all statutes, orders or Governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code, and applicable to a Plan. With respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. Any employee training and participant or other notices required by ERISA, HIPAA, COBRA, the Code or any other state or federal Law or any ruling or regulation of any state or federal administrative agency with respect to each Plan have been appropriately and timely given.

(d) Claims/Liability. Except as set forth in Section 3.27(d) of the Disclosure Letter, there is no pending or threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits. Neither Seller nor any of its partners, directors, officers, employees or any plan fiduciary has any Liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Plan. Seller has no Liability by virtue of its being a member of a controlled group with a Person who has Liability under the Code or ERISA.

(e) Contributions/Premiums. All contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date), that were due and payable prior to the Closing Date, will be made prior to the Closing Date by Seller and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report. Seller has no Knowledge that any contributions to the Plans have not been made on a timely basis in accordance with ERISA and the Code. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(f) Terminated Plans. Except as set forth in Section 3.27(f) of the Disclosure Letter, Seller has not terminated or taken action within the last six taxable years to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3). All employee benefit plan terminations have been carried out in accordance with all provisions of Law and any rulings or regulations of any administrative agency, including, without limitation, all applicable reporting and other provisions of the Code and ERISA and with respect to the PBGC. Seller has no Liability to, and has not received notice alleging Liability from, any Person, including without limitation the PBGC, any other Government agency or any participant in or beneficiary of any employee benefit plan, nor is Seller liable for any excise, income or other tax or penalty as a result of or in connection with such termination. Seller has obtained a favorable determination letter from the IRS, true, complete and correct copies of which have been delivered to Buyer, and with respect to each Pension Plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2). The favorable determination letters and PBGC approval were received after full and accurate disclosure by Seller of all material facts to the appropriate Government agencies.

(g) MultiEmployer Plans. Seller has never made any contributions to any multiemployer-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), Seller has never been a member of a controlled group which contributed to any such plan, and Seller has never been under common control with an employer which contributed to any such plan.

3.28 Discrimination and Occupational Safety and Health. Except as set forth in Section 3.28 of the Disclosure Letter, no person has any claim or, to Seller’s knowledge, any basis for any Action against, and no claim is pending or, to Seller’s knowledge, threatened against, Seller arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards.

3.29 Product and Service Warranties. Set forth in Section 3.29 of the Disclosure Letter are the standard forms of product and service warranties and guarantees used by Seller and copies of all other outstanding product and service warranties and guarantees, other than those provided directly by the original manufacturers or service providers. No oral product or service warranties or guaranties have been authorized or made containing terms less favorable to Seller than the terms of the forms of product and service warranties and guarantees set forth in Section 3.29 of the Disclosure Letter. Except as set forth in Section 3.29 of the Disclosure Letter, since January 1, 2001, no product or service warranty or similar claims have been made against Seller except routine claims as to which, in the aggregate, losses and expenses in respect of service costs and repair or replacement of merchandise have not had and will not have a Material Adverse Effect.

3.30 Product Liability Claims. Except as set forth in Section 3.30 of the Disclosure Letter, since January 1, 2001, Seller has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any services provided or products manufactured, sold, distributed or otherwise put in commerce by or in connection with any service provided by Seller or its employees. Section 3.30 of the Disclosure Letter accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim. Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, distributed or otherwise put in commerce by Seller. Seller has not ever maintained “occurrence based” product liability insurance.

3.31 Customers and Suppliers. Section 3.31 of the Disclosure Letter sets forth a true, complete and correct list of customers of Seller representing at least 80% of Seller’s net sales, and suppliers of Seller representing at least 80% of Seller’s purchases, by dollar volume of sales and purchases, respectively, for the year ended December 31, 2003 and the year ended December 31, 2004. To Seller’s knowledge, no supplier of Seller (including those listed in Section 3.31 of the Disclosure Letter) intends to stop, or decrease the rate of, or materially increase the price of, supplying materials, products or services to Seller. To Seller’s knowledge, no customer of Seller (including those listed in Section 3.31 of the Disclosure Letter) intends to stop, or decrease the rate of, buying materials, products or services from Seller.

3.32 Books and Records; Financial and Operational Controls.

(a) True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate and partnership records of Seller have been made available to Buyer and such books and records have been maintained in accordance with good business practices. The minute book of Seller contains accurate and complete records of all meetings of, and corporate and partnership action taken by, the shareholders, the partners, the Board of Directors, and committees of the Board of Directors of Seller, and no meeting of any such shareholders, partners, Board of Directors, or committee has been held for which minutes or written consents have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Seller or its attorney.

(b) Seller uses commercially reasonable efforts to establish proper and adequate internal accounting and operational controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets; (iii) access to Seller’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.33 Guarantees. Except as set forth in Section 3.33 of the Disclosure Letter, Seller is not a guarantor, indemnitor, surety or accommodation party or otherwise liable for any indebtedness of any other Person, except as endorser of checks received and deposited in the Ordinary Course.

3.34 Brokers, Finders. Except as set forth in Section 3.34 of the Disclosure Letter, no finder, broker, agent or other intermediary, acting on behalf of Seller or Cornett, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.35 Disclosure. No representation or warranty by Seller in this Agreement, the Disclosure Letter, or any Exhibit or Schedule referred to herein or in any agreement to be delivered hereunder, and no statement, certificate or other information furnished to Buyer by or on behalf of Seller pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which the statements were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1 Existence and Power.

(a) Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Texas.

(b) Buyer has all requisite limited partnership power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all authorizations, franchises, licenses and permits required therefor. Buyer is duly licensed or qualified to do business as a foreign limited partnership and, where such status is recognized, is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not have a material adverse effect on Buyer.

(c) Buyer has the limited partnership power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(d) Buyer is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) by the execution or delivery by Buyer of this Agreement or the performance by Buyer of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except for consents of Buyer’s lenders as required under Buyer’s bank credit facility and as otherwise provided for herein, no waiver or consent of any third person or governmental authority is required for the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.2 Valid and Enforceable Agreement; Authorization; Non-Contravention. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer. Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.3 Brokers, Finders. No finder, broker, agent or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Confidentiality. Buyer acknowledges that, in the course of its investigation of Seller, Buyer and its representatives have and will become aware of confidential information and documents of Seller, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller. Buyer covenants that prior to Closing all information and documents concerning Seller reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Buyer or its representatives without Seller’s prior written consent, unless Buyer can demonstrate that such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or Law, or (iii) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed. In the event that Buyer or any of its representatives becomes legally compelled to disclose any such information or documents referred to in this paragraph, Buyer shall, to the extent reasonably practicable, provide Seller with prompt written notice before such disclosure, sufficient to enable Seller either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section5.1, or both. With respect to information and documents related to Seller, at Seller’s request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (i) Buyer shall, and shall cause its representatives to, promptly destroy all information and documents concerning Seller (including any copies thereof or extracts therefrom); (ii) an officer of Buyer shall certify to Seller that such destruction has occurred; and (iii) Buyer shall and shall cause its representatives to keep confidential and not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or Law.

5.2 Conduct of Business Until Closing. Except as otherwise provided in this Agreement, or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), on and after the date hereof and prior to the Closing Date, Cornett shall cause Seller to and Seller shall:

(a) not enter into discussions or effect any transactions relating to the disposition of any material part of the assets of Seller, other than in the Ordinary Course;

(b) (i) conduct the business, operations, activities and practices of Seller in the Ordinary Course, (ii) use reasonable efforts to preserve Seller’s current business organization and existing business relationships, and (iii) maintain Seller’s property, including the Real Property, in substantially the condition currently existing, normal wear and tear excepted;

(c) not increase the compensation payable or to become payable to, any management employee, except increases in compensation as may be required by existing executive and employee compensation plans, mandated by Law or consistent with past practices in the Ordinary Course (which includes distributions to those persons who are employees as well as equity holders of the Seller, as a result of the former S-corporation status of Seller);

(d) neither (i) merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person; (ii) change the overall character of the business, operations, activities and practices of Seller in any material way; (iii) enter into, terminate or amend in any material respect any Material Contract (except to the extent necessary to obtain any consents for transfer contemplated by this Agreement); nor (iv) except in the Ordinary Course, sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any Lien (other than a Permitted Lien) on any of the assets of Seller;

(e) not make any individual commitment or agreement for capital expenditures;

(f) not sell, license or transfer any Intellectual Property other than in the Ordinary Course;

(g) not pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations approved (either in writing or verbally) in advance by Buyer’s Chief Financial Officer, or waive any material benefits of, or agree to modify any material confidentiality, standstill, non- solicitation or similar agreement to which Seller is a party;

(h) not create or issue or grant any option or other right to subscribe, purchase or redeem any of its securities;

(i) not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to Seller, which relates to any period or periods after the Effective Time;

(j) use its reasonable efforts to comply with all applicable Laws affecting or relating to Seller; and

(k) not enter into any agreement (conditional or otherwise) to do any of the foregoing.

5.3 Employees of Seller.

(a) Offer of Employment. Buyer will offer or will cause one of its Affiliates to offer employment, effective at the Effective Time, to each of the Employees, provided that during continued employment with the Buyer each such Employee has successfully passed a drug screening test to the reasonable satisfaction of the Buyer (the “Transferred Employees”). Notwithstanding anything in this Agreement or otherwise to the contrary, the Buyer shall have no obligation to employ any Transferred Employee other than on an “at will” basis. Prior to the Closing Date, Seller shall provide reasonable access to the Transferred Employees, and, to the extent permitted by applicable law, such information regarding the Transferred Employees as is contained in personnel records.

(b) Indemnity Relating to Employment Matters. Seller hereby agrees to indemnify Buyer and each of Buyer’s Affiliates and to defend and hold Buyer and each of Buyer’s Affiliates harmless from and against any and all losses (including but not limited to reasonable attorneys’ fees and other costs of defense incurred in any action) arising out of or with respect to any Seller employees with respect to events arising before the Closing Date.

(c) Retire Welfare Benefits. Seller shall provide retiree life insurance and medical and dental benefits to Seller employees who retired or who otherwise became entitled to such benefits prior to the Closing Date and who were covered under retiree welfare programs of Seller as of the Closing Date, and to their covered dependents.

(d) No Third-Party Beneficiary. No provision of this Agreement, including without limitation this Section 5.3, shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement, including this Section 5.3, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan.

5.4 Books and Records. From and after the Closing, Buyer shall provide Seller and its representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax Returns or (b) defending any claim in respect of which a notice of claim has been served on Seller, during normal business hours, to all books and records of the Business, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time. To the extent deemed necessary by Seller with respect to its other business operations, if any, Seller and its Affiliates may retain copies of such Records prior to providing the originals to Buyer, or, as soon as practicable after Closing, Buyer shall provide to Seller and its Affiliates copies of all or any portion of such Records as requested by Seller and its Affiliates. Unless otherwise consented to in writing by Seller, Buyer shall not, for a period of 10 years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender such Records to Seller.

5.5 Public Announcements. Except with the prior written consent of the other Party, or as otherwise expressly permitted by this Agreement, or as may otherwise be reasonably determined by any Party as being required under Law or by stock exchange regulation, no Party nor any of its representatives will disclose to any Person any information about the terms of this Agreement or the transactions contemplated hereunder. In connection with the foregoing, the Parties agree to work together in good faith to reach a mutual agreement as to the content and form of any public announcement, press release or similar publicity.

5.6 Exclusivity. Seller will not, and will not permit its partners, officers, directors, employees or other agents or representatives to, at any time prior to the termination of this Agreement under Section9.2, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal, or (ii) discuss or engage in negotiations concerning any Acquisition Proposal with, or further disclose any non-public information relating to the Business to, any Person in connection with an Acquisition Proposal, in each case, other than Buyer and its representatives. The term “Acquisition Proposal” as used herein means any offer or proposal for the acquisition of Seller or the Business or any portion thereof (other than in the Ordinary Course or with respect to obsolete equipment), whether by way of merger, consolidation or statutory share exchange or the acquisition of shares of capital stock, the acquisition of assets or similar transaction.

5.7 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

6.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Seller and Cornett in or pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change expressly permitted by the terms of this Agreement or expressly consented to in writing by Buyer, and Seller and Cornett shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Seller and Cornett shall deliver to Buyer at the Closing a certificate of Seller and Cornett certifying that the conditions stated in this Section 6.1 have been fulfilled.

6.2 Consents and Approvals. All filings with Government authorities or any other third parties listed on Schedule 6.2 shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

6.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

6.4 No Material Adverse Change; Inventory. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect on the Business. Except for changes in the Ordinary Course, the quantity of inventory of the Business will not be materially different from the quantity of inventory as set forth in the unaudited balance sheet of Seller as of September 30, 2004.

6.5 Deliveries of Seller and Cornett at Closing. At Closing, Seller and Cornett shall deliver or cause to be delivered to Buyer:

(a) a Bill of Sale for the Purchased Assets, in form and substance reasonably acceptable to Buyer, duly executed by Seller;

(b) an Assignment and Assumption Agreement for the Assumed Liabilities, in form and substance reasonably acceptable to Buyer, duly executed by Seller;

(c) the Employment Agreement duly executed by Cornett;

(d) Non-Compete Agreements duly executed by certain employees of Seller identified on Schedule 6.5(d), in substantially the form attached hereto as Exhibit D (the “Non-Compete Agreements”);

(e) from John R. Pearce III, counsel to Seller, an opinion of such counsel, dated the Closing Date, in substantially the form attached hereto as Exhibit E;

(f) all consents and approvals from Governments and third parties under Contracts necessary to ensure that Buyer will continue to have the same full rights with respect to the Purchased Assets as Seller had immediately prior to the consummation of the transaction contemplated hereunder;

(g) the written release of all Liens (other than Permitted Liens) relating to the Purchased Assets executed by the holder of or parties to each such Lien. The releases shall be satisfactory in substance and form to Buyer and its counsel;

(h) a certificate of existence of Seller, dated within five Business Days of the Closing Date, from the Texas Secretary of State;

(i) a copy, certified by the Secretary of Seller to be true, complete and correct as of the Closing Date, of the Articles of Conversion, the certificate of limited partnership, limited partnership agreement and resolutions of the partners of Seller, authorizing and approving the transactions contemplated hereby;

(j) the certificate required of Seller and Cornett pursuant to Section 6.1;

(k) the Disclosure Letter, dated within two (2) Business Days prior to the Closing Date;

(l) evidence of payment of Liabilities to Seller, bank debt and other similar long term indebtedness to third parties, including all overdrafts thereon outstanding as of the Closing Date, as set forth on Schedule 6.5(l) (which may be accomplished concurrently with the Closing by having a portion of the funds otherwise payable to Seller to be sent directly to Bank One, N.A. and other parties in payment of the applicable debt or Liabilities);

(m) evidence of the termination of any and all Plans of Seller;

(n) fully executed and approved documentation satisfactory to Buyer evidencing the complete termination of Seller’s 401(k) Plan as of a date prior to the Effective Time. Such documentation shall be in compliance with the terms of Seller’s 401(k) Plan as well as any other applicable Law, including ERISA and the Code; and

(o) such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.

6.6 Due Diligence. Buyer shall be satisfied in all respects with the results of its due diligence review of the Business of Seller and its prospects, including without limitation customer, supplier, and other third-person relationships and environmental, tort, securities, corporate, product liability, employee benefits, taxation and insurance matters.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and except to the extent of any change permitted by the terms of this Agreement or consented to by Seller, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2 Consents and Approvals. All filings with Government authorities or any other third parties listed on Schedule 7.2 shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

7.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule regulation, executive order, stay decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

7.4 Deliveries of Buyer at Closing. At Closing Buyer shall deliver to Seller (and, with respect to a portion of the Purchase Price, directly to Bank One, N.A.):

(a) by cash or wire transfer, the Purchase Price, in accordance with the wire transfer instructions set forth on Schedule 2.3;

(b) an Assignment and Assumption Agreement for the Assumed Liabilities, in form and substance reasonably acceptable to Seller, duly executed by Buyer;

(c) the Employment Agreements duly executed by Buyer;

(d) the Non-Compete Agreements, duly executed by Buyer;

(e) a certificate of existence of Buyer, dated within five Business Days of the Closing Date, from the Texas Secretary of State; and

(f) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement, the Disclosure Letter or any certificates or documents delivered hereunder shall survive the Closing Date and consummation of the transaction contemplated hereby and will continue for a period of two (2) years following the Closing Date at which time they shall expire; provided, however, that such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; and provided further, that the representations and warranties contained in (i) Section 3.1 (Existence and Power), Section 3.2 (Valid and Enforceable Agreement; Authorization; Non-Contravention), Section 3.13 (Title to Assets), Section 3.18 (Environmental Matters), Section 4.1 (Existence and Power), and Section 4.2 (Valid and Enforceable Agreement; Authorization; Non-Contravention) shall survive the Closing Date indefinitely, and (ii) Section 3.7 (Taxes) and Section 3.27 (Employee Benefit Matters) shall survive the Closing Date until the expiration of the applicable statutes of limitation. No Indemnified Party shall be entitled to indemnification for breach of any representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

8.2 Indemnification by Seller. Subject to the terms and conditions of this Article 8, including the limitations set forth in Section 8.6 below, from and after Closing, Seller and Cornett shall jointly and severally indemnify and hold harmless Buyer and its

Affiliates and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

(a) the breach of any agreement, covenant, representation, warranty, or other obligation of Seller or Cornett made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto or in connection with the Closing;

(b) the conduct of the Business of Seller prior to the Closing Date (except with respect to any claims, liabilities or obligations paid, discharged, settled or satisfied in accordance with Section 5.2(g));

(c) the assertion of any claim for injury, death, property or economic damage, or other product or strict liability claim arising from the design, manufacture, sale or distribution of or exposure to any product or component thereof or the provision of any service by Seller or its Affiliates prior to the Closing Date;

(d) Liability of Seller or its Affiliates for its own Taxes or its Liability, if any (for example, by reason of transferee Liability or application of Treasury Regulation Section 1.1502 6), for Taxes of others, including, but not limited to, Seller or any Affiliate of Seller, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against Seller or its Affiliates (i) for any taxable period ending on or before the Effective Time or as a result of this transaction or (ii) for any taxable period resulting from a breach of any of the representations or warranties contained in Section 3.7 hereof. Seller also agrees to indemnify, defend and hold harmless Buyer Indemnified Persons from and against any and all Indemnified Losses sustained in a tax period of Seller or its Affiliates ending after the Effective Time arising out of the settlement or other resolution (without the written consent of Buyer) of a proposed tax adjustment which relates to a taxable period ending on or before the Effective Time. For example, if Seller agrees in an income tax audit to reduce the depreciable basis of property acquired by Seller before the Closing Date, Seller shall be liable for any additional Taxes due from Seller by reason of reduced depreciation deductions;

(e) any obligation, claim or Liability which relates to a Plan or Plan assets, regardless of when the claim occurs or the obligation or Liability is paid, including, but not limited to, obligations, claims and liabilities relating to Plan administration, funding and benefits; and

(f) transaction costs and expenses incurred by or on behalf of Seller or Cornett in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

8.3 Indemnification by Buyer. Subject to the terms and conditions of this Article 8, including the limitations set forth in Section 8.6 below, Buyer shall indemnify and hold harmless each of Seller and its Affiliates and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Seller Indemnified Persons”) from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) the breach of any agreement, covenant, representation, warranty, or other obligation of Buyer made or incurred under this Agreement or any document delivered pursuant hereto or in connection with the Closing;

(b) the conduct of the Business from and after the Closing; and

(c) transaction costs and expenses incurred by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

8.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid and uncontested claim not more than 10 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

8.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the

Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement and such Indemnifying Party has presented evidence satisfactory to the Indemnified Party of its ability to discharge the obligations, including without limitation by establishment of an escrow account. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within 20 days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

8.6 Limitations on Indemnity. Seller shall have no obligation to indemnify Buyer Indemnified Persons in respect of Indemnified Losses resulting from or arising out of breaches of the representations and warranties contained in Article 3 of this Agreement until all Indemnified Losses exceed $165,000.00 in the aggregate and then only for those Indemnified Losses in excess of $165,000.00 (except for Indemnified Losses resulting from or arising under Section 3.1 (Existence and Power), Section 3.2 (Valid and Enforceable Agreement, Authorization; Non-contravention), Section 3.7 (Taxes), Section 3.13 (Title to Assets), Section 3.18 (Environmental Matters), Section 3.27 (Employee Benefit Matters) and Section 3.39 (Brokers, Finders), as to which the foregoing $165,000.00 limitation shall not apply).

8.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Huttig Texas Limited Partnership

555 Maryville University Dr., Suite 240

St. Louis, MO 63141

Telephone: (314) 216-2600

Telecopier: (314) 216-8793

Attn: Nick H. Varsam, Vice President – General Counsel

With copies to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, MO 63102

Telephone: (314) 259-2000

Telecopier: (314) 259-2020

Attn: John M. Welge, Esq.

If to Seller:

Texas Wholesale Building Materials, Ltd.

2115 Valley View Lane

Farmers Branch, TX 75234

Telephone: (972) 620-2200

Telecopier: (972) 620-9330

Attn: Joe Cornett

With a copy to:

John R. Pearce III

Pearce Law Firm

17110 North Dallas Tollway

Suite 210

Dallas, TX 75248

Telephone: (972) 381-9111

Telecopier: (972) 248-7378

9.2 Termination. This Agreement may be terminated at any time prior to the Closing only by (i) mutual written consent of Seller and Buyer; (ii) by Seller or Buyer if the other Party shall have breached any provisions of this Agreement and shall not have cured such breach within 10 days of receiving notice of such breach by the non-breaching party; or (iii) by Seller or Buyer, if the Closing shall not have occurred on or before January 14, 2005, other than as a result of the breach of this Agreement by the Party seeking to so terminate this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.2 shall not be available to any Party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date. In the event of any termination of this Agreement as provided in this Section 9.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of Buyer or Seller, except that the provisions of Section 5.1 shall survive any such termination of this Agreement.

9.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.4 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Seller.

9.5 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise, except by death of a Seller), by the Parties hereto without the prior written consent of the other Parties, except that (i) Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by the Affiliates of Buyer provided that Buyer shall not be relieved of its obligations hereunder and (ii) Seller shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

9.6 Waiver of Compliance; Consents. Any failure of either Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, but in making proof of the Agreement, one fully executed document will be sufficient (whether or not some signatures are on separate counterparts) and it will not be necessary to account for all counterparts.

9.9 Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

9.11 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Texas, without reference to its choice of law rules.

9.12 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

9.13 Disclosure Letter. The sections of the Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

9.14 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

9.15 Acknowledgment; Guarantee. In consideration of Buyer’s execution of the Employment Agreement and the transactions contemplated under this Agreement, Cornett, acknowledges that the terms and conditions of this Agreement are fair, equitable and in his best interests, and agrees to be bound by those provisions of this Agreement that are applicable to him. Cornett hereby guarantees to the Buyer the full and prompt performance of any and all of Seller’s obligations under this Agreement, including indemnification obligations under Article 8 of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the dates set forth below.

“BUYER” HUTTIG TEXAS LIMITED PARTNERSHIP

	By:	Huttig Building Materials, Inc.,
a Delaware corporation, General Partner

Date: January , 2005		By:
		Name:	Michael A. Lupo
		Title:	President

“SELLER” TEXAS WHOLESALE BUILDING MATERIALS, LTD.
	By:	TWBM Management Company, LLC, a Texas limited liability company, sole General Partner

Date: January , 2005		By:
		Name:	Joe L. Cornett
		Title:	President

“CORNETT”

Joe L. Cornett

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A – Employees

Exhibit B-1 – Form of Employment Agreement with Joe Cornett

Exhibit B-2 – Form of Employment Agreement with Craig Lott

Exhibit C – Addresses of Facilities

Exhibit D – Form of Non-Compete Agreement

Exhibit E – Form of Opinion of Counsel to Seller

Schedule 1.6 – Assumed Contracts

Schedule 1.27(d) – Excluded Insurance Policies and Recoveries

Schedule 1.27(g) – Other Excluded Assets

Schedule 1.62(v) – Other Purchased Assets

Schedule 2.3 – Seller’s Wire Transfer Instructions

Schedule 2.5 – Purchase Price Allocation

Schedule 6.2 – Seller Consents

Schedule 6.5(d) – Key Employees of Seller

Schedule 6.5(l) – Outstanding Overdrafts

Schedule 7.2 – Buyer Consents

Disclosure Letter